UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  October 19, 2007

BROADCAST INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

UTAH	0-13316	87-0395567
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

7050 UNION PARK AVENUE, SUITE 600 SALT LAKE CITY, UTAH	84047
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (801) 562-2252

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

BROADCAST INTERNATIONAL, INC.

FORM 8-K

ITEM 3.02

Unregistered Sales of Equity Securities

We issued during October since the last report on Form 8-K, 1,006,635 shares of our common stock and accompanying warrants to purchase 1,006,635 shares of our common stock to thirty six individuals and entities in consideration of a total of $1,509,952 in cash received by the Company. The warrants are exercisable at $2.00 per share for a period of three years from the date of issuance.  The sales were made by licensed securities salesmen or officers of the Company and commissions of approximately $105,000 were paid to licensed securities salesmen.  We will use the proceeds from the sale of the securities for general working capital purposes.

On October 22, 2007, we received notification that one of our warrant holders was exercising his warrants to acquire 65,000 shares of our common stock and the shares of stock were issued.  The Company received $104,000 in cash from the exercise of the warrants and paid no commissions nor underwriting discounts on the exercise of the warrants.  We will use the proceeds from the exercise of the warrants for general working capital purposes.

On October 23, 2007, we issued a total of 350,000 shares of our common stock to two institutional funds, which hold our 6% senior secured convertible notes, in consideration of the fund converting to common stock an aggregate of $525,000 of the principal amount of the note held by the funds at a conversion price of $1.50 per share. There were no underwriting discounts or commissions paid. The institutional funds, which converted a portion of their notes to common stock, are accredited investors and were fully informed regarding their investment.  In the transaction, we relied on the exemptions from registration under the Securities Act set forth in Section 4(2) and Section 4(6) thereof.

All investors in the transactions described above were accredited investors and were fully informed regarding their investment.  In the transactions, we relied on the exemptions from registration under the Securities Act set forth in Section 4(2) and Section 4(6) thereof.

ITEM 9.01.

Financial Statements and Exhibits

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  October 24, 2007.

BROADCAST INTERNATIONAL, INC.

a Utah corporation

By:

  /s/ Rodney M. Tiede

Name:

Rodney M. Tiede

Title:

President and Chief Executive Officer

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